EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Fourth Quarter 2018 Conference Call
March 1, 2019
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the fourth quarter and full year 2018 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 28, 2019 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter of 2018 with the fourth quarter of 2017.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s fourth quarter progress. I want to begin by providing an update on the success we are having with our ERFP initiative with Ashford Inc. Then, I will review our financial results and other items.

Given our approximately 17% insider ownership of Ashford Trust, we believe we have tremendous alignment with our shareholders, which encourages us to think and act like owners. Our strategies throughout our 16-year history have consistently focused on ways to create shareholder value. Many of our diligent efforts have been economically transformational and successful over the years. We believe that the ERFP is one of these initiatives and will provide meaningful benefits to improve our competitive position as well as increase shareholder value.

As we have discussed previously, pursuant to the ERFP initiative, Ashford Inc. has committed to provide $50 million to the Company on a programmatic basis, equating to approximately 10% of each new investment’s acquisition price, to be used for the purchase of FF&E at properties owned by the Company.

We believe the ERFP program has the opportunity to significantly improve returns on hotel acquisitions and benefit us by effectively expanding cash available for future investment or other purposes. The attractiveness of the ERFP is to make good deals, great deals. The existence of this program is also advantageous given the improvement in deal flow for properties that fit our focused investment criteria of upper upscale, full-service hotels. In a very competitive bidding environment for acquisitions today, we see this program providing us with a significant advantage to win deals with accretive returns. We intend to be successful in our efforts as we balance expected returns, underwritten growth, and our cost of capital. Since establishing the ERFP, we have already completed $406 million of high-quality acquisitions that have utilized the program, which equates to approximately 80% committed utilization of the pledged $50 million of ERFP funding.

To that end, in October, we completed the acquisition of the 157-room La Posada de Santa Fe in Santa Fe, New Mexico for $50 million. The purchase of La Posada was the Company’s second hotel acquisition to benefit from the ERFP with Ashford Inc. committing to fund $5 million. The acquisition increases our ownership presence in the very attractive Santa Fe market. With its strong Marriott brand affiliation and high quality amenities, La Posada is positioned as one of the leading properties in a lodging market with excellent demand and supply characteristics. The hotel performed exceptionally well during the fourth quarter with RevPAR and index growth of 9.8% and 7.3% respectively since we acquired the property. Additionally, Remington Lodging, who also manages our Hilton Santa Fe, took over management of the property upon completing the acquisition, and we expect to realize significant value-add operational synergies from Remington’s management of both properties.

Our momentum carried into 2019, when in January, we acquired the 310-room Embassy Suites by Hilton New York Midtown Manhattan for $195 million. In connection with this acquisition, Ashford Inc. has committed to provide Ashford Trust with approximately $19.5 million under the terms of the ERFP. We expect this newly-constructed, 41-story hotel, ideally located near Bryant Park and Times Square, to benefit from being the only Embassy Suites in the dynamic Manhattan market. Additionally, as our first direct hotel investment in New York City, we believe the recent positive changes in Manhattan’s hotel metrics point to favorable timing of this addition to our portfolio. Having recently opened in 2018, this property is still ramping up operations. We believe there is significant upside at the property, and we expect that the ERFP contribution to this investment will significantly increase the returns for our shareholders.

Additionally, this week, we purchased the Hilton Santa Cruz/Scotts Valley in Santa Cruz, California for $50 million. Our latest acquisition to take advantage of the ERFP has an attractive location near the expanding tech market in San Jose and just minutes from Santa Cruz, one of Northern California’s most desirable beach communities. This property also benefits from being the only full-service, Hilton-branded asset in the Santa Cruz market. The acquisition was partially funded by the issuance of approximately 1.5 million OP Units. The OP Units were issued at a price of $7.00 per unit, which reflects an approximate 31% premium to yesterday’s stock price. We also assumed a $25.3 million mortgage loan that bears interest at a fixed rate of 4.7% and matures in March of 2025. In conjunction with this transaction, Ashford Inc. has committed to provide us with $5 million as part of the ERFP.

We believe these acquisitions are highly favorable investments on their own. However, with the ERFP, the returns should be even greater. I can assure you that our underwriting efforts continue to be focused, diligent, and with the same high standards to improve our portfolio with the best assets for the best value. We strongly believe that the ERFP provides us not only with a competitive advantage, but it is also structured to substantially enhance shareholder value.

Let me now turn to our fourth quarter and full year performance. Our Actual RevPAR for all hotels for the full year increased 1.0%, while Comparable RevPAR for all hotels during the fourth quarter decreased 0.6%. For the fourth quarter, Comparable RevPAR for hotels not under renovation increased 0.6%. For the fourth quarter, we reported AFFO per share of $0.18, and we reported adjusted EBITDAre of $89.8 million. For the full year, AFFO per share was $1.26 and Adjusted EBITDAre was $411.5 million.

As for our balance sheet, we believe in the benefits of an appropriate amount of non-recourse leverage to enhance equity returns. Over the past couple of years, we have been very active in refinancing a majority of our existing loans both to improve the spreads compared to the prior loan terms and to extend our maturities.

We also seek to maintain a high cash and cash equivalents balance between 25% and 35% of our equity market capitalization for financial flexibility. We note that this excess cash balance can provide a hedge during uncertain economic times, as well as the requisite funds to capitalize on attractive investment opportunities as they arise. As of the fourth quarter of 2018, our net working capital totaled $398 million, equating to approximately $3.29 per share, representing a significant 61% of our current share price as of yesterday’s close.

We continue to make progress on our investor outreach efforts and, during 2019, we intend to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust. We look forward to speaking with many of you during upcoming events.

Looking ahead to 2019, we have a high-quality, well-diversified portfolio, and we remain focused on accretive transactions as well as proactive asset management initiatives. We are committed to maximizing value for our shareholders as we focus on generating solid operating performance, continuing to seek investment opportunities, and efficiently managing our balance sheet.

I will now turn the call over to Deric to review our fourth quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the fourth quarter of 2018, we reported a net loss attributable to common stockholders of $65.4 million or $0.66 per diluted share. For the full year of 2018, we reported a net loss attributable to common stockholders of $169.5 million or $1.75 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.18, and for the full year of 2018, we reported AFFO per diluted share of $1.26.

Adjusted EBITDAre totaled $89.8 million for the quarter, while Adjusted EBITDAre for the full year was $411.5 million.

At the end of the fourth quarter, we had $4.0 billion of mortgage loans with a blended average interest rate of 5.8%. Our loans were 9% fixed rate and 91% floating rate. All of our loans are non-recourse, and we have a well-laddered maturity schedule. Interest rate caps are in place for virtually all of our floating rate loans. Including the market value of our equity investment in Ashford Inc., we ended the quarter with net working capital of $398 million.

As of December 31, 2018, our portfolio consisted of 119 hotels with 25,060 net rooms.

Our share count at year end stood at 121.0 million fully diluted shares outstanding, which is comprised of 101.0 million shares of common stock and 19.9 million OP units.

With regard to dividends, the Board of Directors declared a fourth quarter 2018 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 9.0% dividend yield, among the highest in the hotel REIT space.

On the capital markets front, during the quarter, we completed a $25 million property-level mortgage financing for the La Posada de Santa Fe. The loan has a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only with a rate of LIBOR + 2.55%.

Subsequent to quarter end, in January, in connection with the acquisition of the Embassy Suites Manhattan, we entered into a $145 million non-recourse mortgage loan. The loan has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only with a rate of LIBOR + 3.90%.

In connection with the closing of the Hilton Santa Cruz/Scotts Valley acquisition, we assumed an existing non-recourse mortgage with a balance of approximately $23.5 million. The loan bears interest at a fixed rate of 4.7% and matures in March of 2025. We also issued approximately 1.5 million OP Units to the sellers at a price of $7.00 per unit.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 0.6% during the fourth quarter of 2018; however, this performance represented a 20 basis point gain relative to our hotels’ competitors. Comparable RevPAR for hotels not under renovation grew 0.6% during the quarter. For the year, Comparable RevPAR for the entire portfolio grew 0.1%. Holiday shifts did not significantly impact results during the fourth quarter, and the government shutdown led to minimal impact in December. However, our portfolio did experience a large downward year-over-year impact from the markets that experienced a boost last year from hurricane-related business, which were Houston, Miami, Orlando, Tampa, and Atlanta.

Before highlighting some of our results for the fourth quarter, I want to address the impact felt from the government shutdown. While we did not see much impact during the fourth quarter, the government shutdown is certainly playing a more prominent role during the first quarter of 2019. We own nine hotels in the Washington D.C./Maryland/Virginia area, and the Washington D.C. area ranks first in terms of number of rooms and Hotel EBITDA in our portfolio. Currently, the estimated impact of the government shutdown is north of $1 million as Comparable RevPAR for our Washington D.C. area hotels during January decreased by 12.3%. Though negligibly affected by the government shutdown, our fourth quarter RevPAR was affected by the midterm elections and renovations at our two largest D.C. hotels, Marriott Gateway and Embassy Suites Crystal City. Excluding D.C., our entire portfolio’s Comparable RevPAR would have been positive for the quarter.

Throughout 2018, I discussed the impact of renovations on our portfolio. I am now excited to discuss a few of these transformational renovations and how they are positioning us for long-term success. Since

I was just discussing Washington D.C., I would like to turn to our largest D.C. area hotel, the Marriott Gateway in Arlington, Virginia. We are in the final stages of a major renovation, completing the last remaining ballroom - the Arlington Ballroom, the pre-function space, and the public restrooms. The remaining portions of the lobby have also been renovated. The ongoing final items are painting the exterior of the building and adding pavers and lighting to the driveway and porte cochere. This major renovation at our largest property in terms of room count will position us well going forward. With the announcement by Amazon that Crystal City will be their second headquarter location, we are even more enthusiastic about this hotel’s future operations given its proximity to Amazon’s HQ2. Additionally, with two other sizable hotels in Crystal City, we have over 1,200 rooms in this dynamic and growing market.

Next, I would like to discuss the Renaissance Nashville, our largest hotel in terms of total hotel revenue. The first phase of the comprehensive first floor restaurant and lobby renovation was completed in September, including the successful opening of the new restaurant, Little Fib. During the fourth quarter, food and beverage revenue increased by $1.3 million, with food and beverage departmental profit increasing by $810,000, or 245%. The second phase of the lobby renovation was completed in January of this year, including the opening of the market, coffee bar, and quick-service food outlet. The final phase of the meeting space renovation in the former Nashville Convention Center space is scheduled for completion in the third quarter of 2019 and includes an additional 10,000 square feet within the new Fifth & Broadway development adjacent to the hotel. Additionally, the presidential suite renovation has been completed. Performance during the fourth quarter, and throughout 2018, has been impressive given the ongoing renovation. During the fourth quarter, Comparable RevPAR grew 1.1%, representing growth of 120 and 10 basis points relative to the hotel’s competitors and the Nashville CBD upscale and above chains submarket, respectively. Hotel EBITDA grew $890,000, or 17.5%, with Hotel EBITDA flow-through of 54%. For the full year 2018, Hotel EBITDA flow-through was 67%. We believe that with the Marriott Gateway and Nashville Renaissance, our two largest hotels in terms of rooms and total hotel revenue, coming out of comprehensive renovations, they are well-positioned for success within two of the country’s top markets.

The last major renovation I would like to discuss is the Ritz-Carlton Atlanta Downtown. The $18 million guestroom renovation commenced in February 2018, with a significant portion of the work completed by the end of the fourth quarter. Despite the ongoing renovation, during the year, Comparable RevPAR grew 1.5%. The new rooms product has allowed us to drive rate, which increased 4.1% in the fourth quarter. This RevPAR growth represents a 570 basis point increase relative to the Atlanta luxury class market. This solid performance highlights our affiliate Premier Project Management’s strategic approach to renovations and their project management program, which incentivizes the project managers to minimize RevPAR index impact during a renovation. All work at the property was finalized in January 2019, 10 days prior to the Super Bowl. Completion prior to the Super Bowl allowed guests to enjoy a brand new guestroom experience, while maximizing revenue for the property during this high-demand event. During the roughly year-long project, only about two floors, or 45 rooms, were out of order at any given time. Guestroom upgrades include new soft goods, case goods, and shower conversions for the king rooms. We also expanded the Club Lounge by 320 square feet, increasing its seating capacity by 25. The initial response from our guests has been overwhelmingly positive.

On another note, by the end of 2018, J&S Audio Visual was in 13 of our hotels, including the three I just discussed: Marriott Gateway, Renaissance Nashville, and Ritz-Carlton Atlanta. Results from integrating J&S into our hotels have been positive, with average revenue per group room night up 21%, and average customer satisfaction scores up 15% since the transition occurred from the prior AV provider, highlighting J&S’s incredible levels of service. We will continue to work to get J&S into more of our hotels.

During 2019, we will continue to invest in our portfolio to maintain our competitive position. In total, we estimate spending approximately $130-$145 million in capital expenditures during the year, which compares very favorably to last year. This will primarily be comprised of guestroom renovations at the Marriott DFW Airport, Fairfield Inn and Suites Kennesaw, Embassy Suites Crystal City, Hilton Garden Inn BWI Airport, Hyatt Regency Coral Gables, and Hampton Inn Buford. Additionally, we are continuously identifying opportunities to create value throughout our portfolio such as adding 4 keys at the Hilton Boston Back Bay, 2 keys at the Marriott Bridgewater, as well as capitalizing on projects to reduce energy consumption.

That concludes our prepared remarks, and we will now open up the call for Q&A.

Douglas Kessler

Thank you for joining today’s call, and we look forward to speaking with you again next quarter.